LIFE PARTNERS HOLDINGS, INC. ANNOUNCES
QUARTERLY DIVIDEND

Waco, TX – November 23, 2011 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced today that it will pay a quarterly dividend of $0.20 per share to be paid on or about December 15, 2011, for shareholders of record as of December 9, 2011.  This will be the company’s 40th consecutive quarterly dividend.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 136,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling approximately $3 billion in face value.

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LPHI-D

Contact:

Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@LPHI.com
www.lphi.com

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